Exhibit 99.2

Final Transcript

Customer: Seacoast Banking Corporation

Call Title: Third Quarter Earnings Conference Call

Confirmation Number: 47632893

Host: Dennis Hudson

Date: October 26, 2018

Time/Time Zone: 9:00 a.m. Central Time

SPEAKERS

Dennis Hudson – Chairman and Chief Executive Officer

Chuck Shaffer – Chief Financial Officer

Julie Kleffel – Community Banking Executive

Chuck Cross – Commercial Banking Executive

David Houdeshell – Chief Risk Officer

Jeff Lee – Chief Marketing Officer

ANALYSTS

David Feaster – Raymond James

Michael Young – SunTrust

Stephen Scouten – Sandler O'Neill

Steve Moss – B. Riley FBR

Christopher Marinac – FIG Partners

PRESENTATION

Operator: Welcome to the Seacoast Third Quarter Earnings Conference Call. My name is John, and I will be your operator for today's call. At this time, all participants are in listen-only mode. Later, we will conduct a question-and-answer session. [Operator instructions].

Before we begin, I've been asked to direct your attention to the statement contained at the end of the press release regarding forward-looking statements. Seacoast will be discussing issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act, and their comments today are intended to be covered within the meaning of that Act. Please note that this conference is being recorded.

Now I’ll turn the call over to Mr. Dennis Hudson, Chairman and CEO of Seacoast Bank. Mr. Hudson, you may begin.

Dennis Hudson: Thank you, John. Good morning, everybody, and thank you for joining us today on our call. Our press release, which was released yesterday after the market closed, and our investor presentation can be found at the Investor portion of our website under the title Presentations.

With us today is Chuck Shaffer, our Chief Financial Officer and Head of Strategy, who will discuss our financial and operating results. Also with us today are Julie Kleffel, our Community Banking Executive; Chuck Cross, our Commercial Banking Executive; David Houdeshell, our Chief Risk and Credit Officer; and Jeff Lee, our Chief Marketing and Analytics Officer.

I'm going to open the call today by discussing Seacoast's business model, and then reviewing our third quarter results.

This quarter’s operating results and financial performance show the continuing strong fundamentals that underlie Seacoast’s balanced growth strategy. Last year at our Investor Day, we took a deep dive into our strategy, which has produced a very granular, diverse loan book that continues to absolutely avoid any CRE concentrations.

Our customer-focused, balanced growth strategy has been the foundation upon which we have built strong operating results. Our strategy requires us to build diverse customer relationships and, as we have discussed many times, we have developed a data and analytics competency that drives our execution of this strategy.

We are proud of our balanced growth, and one of its the real payoffs -- particularly in the rate environment we now see -- is the impact our strategy has on our funding. This was very evident this quarter as we continued to grow low cost deposits. Our non-interest bearing deposits were up 8% year over year. Our cost of deposits increased only 4 basis points from the prior quarter and remained a very low 43 basis points, while our average rate on new loans added for the quarter increased 16 basis points to 5.12%.

This quarter we also saw our best-ever growth in consumer and small business loans, and our prospecting platforms are driving solid growth for commercial loans. These very strong metrics result from our unwavering execution of the strategy we shared with you at that Investor Day.

As we move forward into the higher-rate environment we see ahead, we expect to see further improvements. Our analytics platforms will continue to help us achieve better pricing and pick up share in small business and consumer. We will continue to maintain very limited exposure to the CRE segment, and our improved add-on loan yields will be helped by our intentional mix-change favoring consumer and small business, and commercial lending. Chuck’s going to talk with us a little more about that in a minute. This means we'll continue to avoid the parts of the market where we have seen tighter spreads and looser terms.

I’ve got to say, Seacoast is firing on all cylinders. We are forecasting a stronger Q4 and even stronger 2019, which reflect our continued growth and also the impact on operating leverage that the acquisition we completed last week will produce. Our improved volumes and yields are supported by our industry-leading analytics platforms, which helps us drive better execution around deepening relationships.

You add all of this together and you get a company that can produce industry leading growth and returns with a lower risk profile. As I've said many times, our CRE exposure is among the lowest in the country. Our low loan to deposit ratio suggests less risk as well, and relieves us of the funding pressures others are feeling. All of this points to continued performance even in a more challenging environment.

Turning to the third quarter’s results, we grew adjusted net revenue 12% to $64 million and achieved adjusted net income of $17.6 million, up 16% from last year. We reported $0.37 in adjusted earnings per share, an increase of 6% year-over-year, driven by strong loan originations and net interest margin expansion. These results included a $0.05 impact of the one-time provision related to a single CRE loan that was originated way back in 2007, which we discussed last quarter when we placed it on non-accrual. That provision aside, our results reflect the sustained execution of an integrated business strategy that is generating consistently strong returns.

As Chuck will detail further, we are executing our balanced growth strategy - which is focused on delivering attractive returns via organic growth and strategic acquisitions, while remaining true to our credit guardrails.

Speaking of strategic acquisitions, First Green is a great example. This acquisition has excellent economics and it strengthens our franchise in two key Florida markets, Orlando and Fort Lauderdale. We're already ahead of schedule in our expense consolidation efforts and are highly confident in exceeding the compelling returns we announced at the outset of the acquisition. I am delighted to welcome First Green’s customers and employees to the Seacoast family, and look forward to working with them to strengthen our leading position in Orlando and growing our presence in Fort Lauderdale.

In summary, the fundamentals of our business and execution of our strategy are now as strong as they have ever been. Our balanced growth strategy is supported by a healthy balance sheet, strong loan pipelines and deposit-growth opportunities in attractive MSAs, grounded by a rigorous credit discipline. We will continue to reinvest in our business, providing the fuel to continue driving robust financial performance. Taken together, these strengths set us up to generate revenue, profitability and significant value in the coming years and will continue our momentum as one of the nation’s top-performing community banks.

With that, I’d like to turn the call over to Chuck, to review the quarterly results in a little more detail. Chuck?

Chuck Shaffer: Thank you, Denny, and thank you all for joining us this morning. As I provide my comments, I'll reference the third quarter earnings slide deck, which will be found at seacoastbanking.com.

Starting with slide 5. We had another strong quarter as we continue to build momentum across our business lines and benefit from our investments in analytics and C&I focused business banking, low-cost deposit base and expense control. We are on a clear path to achieve the Vision 2020 objectives we presented at Investor Day in 2017.

GAAP net income grew to $0.34 per diluted share, and adjusted net income grew 16% year-over-year to $17.6 million, equivalent to $0.37 per diluted common share. As Denny mentioned, this is net of an increase in a specific reserve for a single loan we discussed on last quarter's call, equivalent to $.05 per share. We reported a 1.22% adjusted return on tangible assets, and a 12.4% adjusted return on tangible common equity, and we ended the quarter with a tangible book value per share of $12.01.

Highlights include the third consecutive record quarter for consumer and small business originations, which increased 20% sequentially, and are up 45% from the prior year. This portfolio continues to benefit as our investments in pricing, credit and marketing analytics mature. Additionally, this portfolio’s average add on rate increased 25 basis points sequentially, and is up 84 basis points from the prior year.

Our commercial banking business enters the fourth quarter with a strong pipeline of $197 million, supported by our proprietary commercial portal software tool. This tool, which we discussed last quarter, allows our Bankers to significantly expand customer relationships by providing direct insights into commercial customer behaviors and needs. Early in its implementation, we are seeing good results.

Turning to net interest margin, we saw an increase of 5 basis points quarter over quarter, while the increase in the cost of deposits was only 4 basis points, all the result of the healthy balance sheet we possess.

Our liquidity positions us well to take advantage of a growing Florida economy, and provides more flexibility than most to position the balance sheet for continued NIM expansion in rising rates. As I mentioned, this quarter's results were impacted by a $3.1 million increase and a specific reserve for a single retail property we discussed on last quarter's call. We moved this asset to non-accrual last quarter, and as circumstances evolved the asset required further reserve for future potential loss.

As a reminder this asset is a unique one-off situation, a retail facility originated in 2007, with a dominant tenant carrying 75% of the cash flow. We do not believe this is any indication of deteriorating credit conditions. In addition to reducing diluted earnings per share by $0.05, the recording of this specific reserve reduced adjusted return on tangible assets by 16 basis points and reduced the return on tangible common equity by 1.6%.

Turning to slide 6, last Friday we completed our acquisition of First Green. This acquisition strengthens Seacoast’s presence as the number one community bank in the Orlando MSA, and expands our Fort Lauderdale presence. We are ahead of plan on our expense consolidation initiatives, and fully expect to exceed the returns we presented at announcement. As a reminder, our expectation was for earnings per share accretion of greater than 10%, and IRR well over 25%, and the tangible book value dilution will be earned back in less than one year. This acquisition has gone extremely well, and we're excited to have the First Green team join Seacoast.

Turning now to slide 7 and looking more deeply at the quarter, net interest income was up $1.4 million sequentially, and the net interest margin was up 5 basis points from the previous quarter to 3.82%. This was in line with our prior guidance of low 3.80s for the third quarter. The yield on loans increased 10 basis points. The yield on securities increased 15 basis points, and the cost of deposits was up 4 basis points. The 11-basis point increase in the cost of interest-bearing liabilities was in line with our expectations.

We remain disciplined in loan pricing and deposit pricing. Our average add-on rates for new loans increased 16 basis points sequentially, to 5.12%, and are up 75 basis points from the prior year. The increase in add-on rates accelerated over the prior year as investments in credit, pricing and marketing analytics drove pricing increases in consumer and small business lending above the change in the treasury curve, with an average add on rate of 5.50% in the third quarter. Our commercial banking business also saw new origination yields increase quarter over quarter by 19 basis points. Mortgage banking add-on rates remained flat over the prior quarter, but are up 70 basis points from the prior year.

Looking to the fourth quarter, we still expect the net interest margin to be in the high 3.80s to low 3.90s driven by continued margin expansion in the Seacoast portfolio as well as the addition of First Green. This assumes a 25 basis point rate increase in December. As a reminder, the First Green acquisition will increase our overall loan purchase discount. We expect our consolidated cost of deposits to be approximately 50 to 55 basis points in the fourth quarter including First Green in our deposit book.

We remain asset-sensitive, and a 25-basis point increase in the Federal Funds rate results in approximately 3 to 4 basis points of improvement in net interest margin, assuming a parallel shift in the yield curve, and excludes any impact of purchased loan accretion.

Moving to slide 8, adjusted noninterest income decreased $0.4 million from the prior quarter, and is up $0.9 million, or 7% from the prior year. During the quarter we saw strong performance from interchange and service charge income, driven by growth in customers and broader customer engagement. We also continue to see improvements in wealth-related fee income driven by growth in assets under management. We have grown assets under management by $100 million year to date.

Other income, which is primarily SBA, swap fees and other customer fees, declined quarter over quarter, due to lower SBA volumes and lower premiums paid on sold loans. Mortgage banking fee income declined quarter over quarter due to compression in service released premiums, and a lower saleable pipeline at quarter end.

Moving to slide 9. adjusted noninterest expense was down $0.6 million sequentially, and up $3.1 million from the prior year. Salaries and wages and employee benefits increased quarter over quarter as we continue to invest in commercial bankers and talent to scale the organization. After acquiring two commercial banking team leaders and four commercial bankers in the second quarter, we added two more commercial bankers in the third quarter, and have three offers accepted for the fourth quarter. We are targeting another five hires by year end, and we have more than a dozen bankers in various stages of an interview process.

We outperformed our guidance on noninterest expense in the third quarter, the result of an expense management program we launched late in the second quarter. We continue to look for ways to re-engineer the organization by removing cost from lower return activities and investing in higher return strategic initiatives. This expense control is already paying off and reduced adjusted noninterest expense to 2.48% of average tangible assets, down from 2.57% in the prior quarter.

Looking ahead, we are targeting $7.0 million of expense reduction in 2019, which we plan to reinvest in installing a fully digital loan origination platform, direct digital fulfillment for small business, and building out our commercial banking team in Tampa and South Florida. These investments will allow us to drive growth and operating leverage in line with our Vision 2020 objectives. We’ll maintain our disciplined focus on efficiency and expense management. Looking toward the fourth quarter of 2018, we expect adjusted noninterest expense to be approximately $38.5 million to $39.5 million, excluding the amortization of intangible assets, which is approximately $1.3 million per quarter and any one-time merger related charges related to the First Green acquisition.

Moving to Slide 10, our adjusted efficiency ratio improved one percentage point from the prior quarter, and 140 basis points from the prior year. We remain confident that we are on track to achieve a below 50 efficiency ratio as laid out in our Vision 2020 plan.

Turning to Slide 11, loans outstanding increased $85 million during the quarter, or 9% on an annualized basis. Excluding the loans added by last year’s bank acquisitions, organic loans outstanding grew 8% from the prior year.

Looking forward, we have healthy pipelines and are making investments in bankers and new technologies to drive continued loan growth. Given our robust pipeline at the end of the third quarter, we expect loan originations to continue to be strong in the fourth quarter.Looking more deeply at the mortgage banking business in Florida, we see greater volume shifting to construction, which at current market spreads is no longer meeting our return expectations. As a result we expect lower portfolio mortgage production, and will focus on generating saleable volume while reducing overhead in this business.

Our plan will add $0.03 to $0.04 per share to earnings in 2019 from our current run rate, but will modestly reduce growth in loans outstanding. As a result, we are targeting high single digit loan growth in 2019, led by our higher return lending activities in consumer, small business and commercial. This will add to bottom line performance, and support expansion of the net interest margin. We are confident in our ability to drive loan growth that is at the top end of the industry given our robust analytics and expansion into the fast growing markets of Tampa and South Florida.

Turning to Slide 12, deposits outstanding declined by $54 million quarter-over-quarter reflecting the seasonal outflow, and were up $532 million from the prior year. The majority of this decline is in public funds, in line with seasonal trends. Excluding the impact of acquired deposits, demand deposits increased 8% year over year and total deposits increased 4% year over year. Rates paid on deposits increased 4 basis points to 43 basis points quarter-over-quarter, approximately one basis point below our prior guidance. The overall cost of interest bearing liabilities increased 11 basis points, in line with our expectation.

Looking ahead, we are targeting year-over-year deposit growth of approximately 6%, and expect deposit competition to remain aggressive. We believe we are well positioned to manage funding costs, with a lower loan to deposit ratio, and a value proposition that is resonating with customers. The targeted deposit growth rate of 6%, in combination with high single digit loan growth, will provide greater liquidity, deleveraging away from higher cost wholesale funding, and generate net interest margin expansion into 2019.

Turning to slide 13, our deposit beta continues to perform very well, reflecting the transactional nature of our deposit book. Looking back at the last four quarters, the Federal Funds rate increased 100 basis points, and our deposit book repriced 21 basis points. Noninterest bearing demand deposits represent 31% of the deposit franchise and transaction accounts represent over 52% of our deposit book.

On the business side, we remain focused on developing core C&I relationships which bring funding and fee based products when compared to traditional CRE lending. We also operate a very competitive retail consumer model which continues to outpace the industry in growing customers. Supported by our franchise and innovative analytics tool set, we expect our deposit portfolio to continue to outperform like-sized community banks.

Turning to Slide 14, credit continues to benefit from rigorous credit selection that emphasizes through-the-cycle orientation and builds on customer relationships in well-understood, known markets and sectors as well as maintaining diversity of loan mix and granularity.   The overall allowance to total loans was up 10 basis points to 83 basis points at quarter end, including 8 basis points from the increase to a specific reserve on the loan mentioned prior. In the non-acquired loan portfolio, the ALLL ended the quarter at 0.98% of loans outstanding, up 10 basis points from the prior quarter, which includes 9 basis points related to the same impaired loan. We continue to prudently manage our commercial real estate exposure, with construction and land development as a percentage of capital at 59% and commercial real estate loans as a percentage of capital at 199%.

Net charge offs were $0.8 million for the quarter. Looking back over the past four quarters, our annualized net charge off rate was 10 basis points, in line with prior guidance. This line item may behave in an episodic manner as we are coming off a period of a near zero net charge off rate, and does not reflect a change in current credit conditions. Looking forward to 2019, we forecast annualized net charge offs of approximately 15 basis points, as the economic cycle matures. The provision for loan losses will continue to be influenced by loan growth and net charge offs.

Turning to slide 15, we continue to possess a healthy balance sheet and are delivering strong capital generation through our balanced growth strategy. Our robust capital standing positions us well for additional acquisition and organic growth opportunities and provides options to manage capital and returns moving forward.

The common equity Tier 1 capital ratio was 14.8% and the total risk-based capital ratio was 15.5% at September 30, 2018. The tangible common equity to tangible asset ratio was 9.9% at quarter end, providing capital for additional growth in 2018.

To wrap up on slide 16, we have a solid foundation that positions us for continued momentum in the fourth quarter and into 2019. Although this quarter’s performance was impacted by the increase to a single specific reserve, our fundamentals remain very strong and we see continued robust opportunities to enhance our balanced growth strategy. Overall, we are confident we remain on-track to meet the Vision 2020 targets we laid out in early 2017.

We look forward to your questions, and I'll turn the call back over to Denny.

Dennis Hudson: Thank you, Chuck. John, on the phone, I guess we’re ready for a few questions.

Operator: Thank you. We will now begin the question and answer session. [Operator instructions]. And our first question is from David Feaster from Raymond James.

David Feaster: Good morning, guys.

Dennis Hudson: Hi, Dave.

David Feaster: I'd like to start on the loan yields. There's pretty impressive sequential growth there. Could you just talk about what drove this specifically, and maybe your thoughts on new loan yields, how pricing has trended. We’ve heard that there might be some pressure on the CRE side. Obviously, that's not as big a growth driver for you, but is there anywhere you're seeing pressure or benefits? And secondarily, maybe some insight into what drove the increase in securities yields. Is that a portfolio restructuring? What drove that?

Chuck Shaffer: Yes, sure, all right. I’ll start with the loan yield question and then migrate to securities yields. Just to talk a little bit about consumer and small business, we talked a little bit on the last call about this, but I think we did some great work. We had our credit and our analytics guys, as well as our finance team, spend some time really looking at the way we think about pricing, both in small business and consumer. We put in new pricing models middle part of the second quarter, and that led to both growth and increases in new loan add-on yields, and it’s something that we’ll continue to expand in the commercial part of our business as we move forward. But that turned into real results in the quarter, which was above the change in the Treasury curve. So we are very pleased to see that.

Denny, do you want to add on?

Dennis Hudson: I’d just like to add that in the environment we're in today it’s very important for us to look at pricing, and something we talked about internally a few months back, and I think you did a great job explaining what we’re doing. I'm trying to explain why we’re doing it, and that is that we’re just moving into a different kind of phase here, where this becomes very, very critical for us to get the right pricing in these things.

The second thing I would say, just to add-on to what you said, Chuck, is a bigger factor probably was the mix. We believe that it's appropriate in this environment to really focus, and we've been saying that for quite some time, on small business and consumer, these are some of the segments in the market that continue to perform well and give us the opportunity to have the kind of spreads we think we deserve as we look forward. And again back to strategy, it’s all supported by the analytics prowess that we’ve developed to assist our folks with better execution as we go into the market. So this is not something that is a one-off deal or a temporary thing. We think this is very sustainable and something we’ll continue to see.

Chuck Shaffer: Yes, I'll add too, if you look at our balance sheet and look at the liquidity on the balance sheet, with a lower loan-to-deposit ratio and build in the fact that we operate multiple business lines, and including, as we’ve talked in the past about, a competitive consumer set, we have options to manage that mix maybe more than most. So we come into this part of the cycle with more liquidity, more options to manage mix, and we think that all leads to NIM expansion as we move into 2019.

Dennis Hudson: This is not the time in the cycle you want to really be pressing down on CRE growth. This is not the time in the cycle where you want to have liquidity issues. This is a time to be very thoughtful and careful about how pricing and how mix really starts to give us advantage in terms of margin. Have you got comments on the investment book?

Chuck Shaffer: Yes, just a quick comment on the security portfolio. About 40% of that portfolio is variable, David, and we saw that re-price in the quarter. We carry a CLO portfolio, that's a floating rate portfolio that we invested in early 2017, that turned out to be a great investment and has yielded nice returns, and that re-priced in quarter, as well as we saw some slowdown in amortization of premium, and that helped as well. So the combination of the two led to yield expansion in the securities portfolio.

David Feaster: Okay, that's helpful. Thanks. I appreciate the NIM guidance too. Your ability to manage the loan-to-deposit ratio has helped you defend your NIM and provide for expansion. Based on guidance, it seems like you'll be exiting next year around 93% loan-to-deposit ratio, inclusive of First Green. Where are you comfortable with that ratio going, I think previously we've talked about 90% or so, where are you comfortable with that going? Then the NIM guidance, 3 to 4 basis points of expansion, what kind of betas are you assuming for that, are they accelerating? Do you think that 3 to 4 basis points is sustainable in future hikes, inclusive of First Green?

Chuck Shaffer: Yes, so I'll start with loan-to-deposit ratio. I think with the guidance we provided, the high single-digit loan growth, the 6% target deposit growth, we think we hit about a 90% loan-to-deposit ratio into 2020. So we think we have plenty of room to go there as we move forward, and we have the ability to manage that as to how much we put on and manage the mix and the NIM as we move forward.

Yes, I feel confident in a 3 to 4 basis points NIM expansion on each quarter point rate hike, primarily because the deposit beta does continue to perform very well. We only saw a little north of 20 basis points move in the deposit beta over the last 12 months, given a 100-basis point increase in Fed Funds, and as I mentioned before, 52% of our deposit book is transactional, and if you look 32% is DDA, but above that is a large portfolio of very low operating type accounts with a small amount of interest paid on them. Certainly deposit competition remains aggressive, and it's something we’re carefully monitoring, but we think we can manage that as we move into next year.

Dennis Hudson: And again back to the strategy, the growth we've seen in the NIM and shift we've made into small business and consumer over the last couple of years really puts us in a stronger position to defend the deposit growth number as well and to defend the cost of deposits as well. So it's been a big, big, big impact.

Chuck Shaffer: Just to wrap-up, yield curves and the way they change can impact this, but looking forward, we continue to see NIM expanding into 2019.

David Feaster: Okay, last one from me. I know it's early, but I guess given some of the cost saving initiatives that you highlighted and the operating leverage from your digital investments somewhat offset by continued hiring and further investments in the business, do you think core expenses, exclusive of First Green, could essentially be flat year-over-year in 2019?

Chuck Shaffer: I think if you look at 2019, if you take the expense guidance I gave you in Q4 and that we closed on First Green on the 19th, so we didn't have a full quarter of First Green expenses, so modestly increasing. I think from the first quarter out through the fourth quarter we do believe expenses remain flat throughout 2019.

David Feaster: Okay. Thanks, guys.

Operator: Our next question is from Michael Young from SunTrust.

Dennis Hudson: Hi, Michael. And I would just point out to follow-up, why do we think they'll remain flat? Because we’re de-investing in areas that don't give us returns, and when you look at the whole picture, we think we can achieve that. Sorry, Michael.

Michael Young: No, that’s all right. I wanted to maybe just start off on the credit piece this quarter. Obviously, the last two quarters has kind of offset some pretty good results, so can you just walk us through where that stands now? I think it was maybe a $7 million credit, and it seems like there is at least maybe a $5 million reduction in your exposure on that credit. So where are we now and is there any hope for some positive improvement down the road on that at all?

David Houdeshell: Hi, Michael, this is David. Just for perspective, this loan was originated in 2007, really at the peak of the valuations with regard to a lot of CRE. We've been working this down. It's closer to $8 million versus $7 million, and the core tenant who was occupying close to 80% of this space has vacated. They continue to pay, so we sort of have this position where we have a performing, non-performing like credit, although we're still looking for a replacement tenant to carry the overall deal. Downside analysis, our reserve’s appropriate. We just completed, 30 days ago, our evaluation of the market, we updated our appraisal, and we feel very good with the position that we have in the asset going forward.

Dennis Hudson: I’d also point out that the tenant that left did not leave because of economic concerns or problems. Quite the contrary. The tenant was performing exceedingly well in that location and moved to a larger and more preferable location in that same market. And so the tenant really vacated for very positive reasons. Unfortunately, it’s caused this issue for us. That’s why we can confidently say this is not the beginning of something worse. We actually see a very strong environment out there, and the rationale for the vacancy was actually for very positive reasons.

And so how did we end up here? Well, unfortunately it just kind of dates back to a very difficult time in 2007 and this thing was overleveraged after the crisis, and we've been working it down, as David said, and we do not believe there's any further loss or charge here.

Michael Young: And so if there is a replacement of that tenant in the future, could this end up either getting upgraded or paid off at some point and removing it from the books, or any kind of thought on what could happen to the positive.

Dennis Hudson: Yes, well we're not counting on anything positive, and we've kind of built into the provision that we took what we think is a pretty negative scenario. So there could be some upside, but it's not something we would ever count on.

David Houdeshell: Yes, and I would just add to that, our standard guidance is to mark it down to what market rates would be today, so we are reflecting the asset. So if a tenant is found, if it’s sold, we do believe it would trade for the investment we have. So there’s not a lot of upside, as Denny said.

Michael Young: Okay. Thanks for that color. Chuck, just back on the expense outlook, I think you said 38.5 to maybe 39.5, ex-CDI amortization in the fourth quarter. That's with First Green, or without First Green?

Chuck Shaffer: That's with First Green.

Michael Young: Okay, so essentially you guys have gotten almost all of the cost savings already.

Chuck Shaffer: Yes, we are ahead of schedule on the cost saves, Michael, and we expect to have a lot of that benefit us in Q4.

Dennis Hudson: We worked hard to get everything integrated and closed simultaneously last weekend, and so there's some small amounts that we’ll continue to see.

Chuck Shaffer: Oftentimes we’ll carry branches side-by-side for a period of time. In this case, just to give you a tangible example, we consolidated the branches the same weekend, so we worked harder this time to move things faster.

Michael Young: Okay. Yes, that's pretty impressive. And then just moving into next year, the $7 million in cost saves, you mentioned kind of de-investing, I guess, in certain areas. It sounds like maybe mortgage is one of those, but can you just give a little color around where you're harvesting some of those expenses from potentially?

Chuck Shaffer: Sure. Yes, I think the way to think about it is, part of it is mortgage, you're right there, and then some of the costs will come out of mortgage. It will also include some vendor renegotiation, some staffing efficiencies that we see across the organization and exiting some legacy technology type expenses. On the flip side, as we mentioned, we're investing that in commercial bankers and tools for those commercial bankers and both fulfillment.

And if you remember back, just our overall technology strategy is to build a world-class analytics tool set. We think we've built that, or at least best in class, for community banking. We’re using that as a way to generate leads. We now are putting fulfillment on top of it that’s going to allow us to have faster pull- through both in commercial and small business.

So we think the combination of taking some costs out of these lower return parts of the company, putting it into fulfillment and be able to pull deals through, as well as in investing in expansion markets, Tampa and Broward County, South Palm Beach County, those are markets that are expanding, it’s markets where we have very low market share. And building out a banker team in those markets I think with the three key investments there leads to both better growth moving into next year as well as NIM expansion as we bring in some higher yielding assets.

Dennis Hudson: And better operating leverage over time. Creating a fully digital fulfillment process allows us to further leverage the analytics capabilities to drive top line, and as we get better at that and do that, it drives better operating leverage, which is a key component of our 2020 Vision.

Michael Young: And alongside that, one, I'd just like to know any timing or expectation on when you might be able to start standing those up, or will it occur throughout the year on the direct fulfillment side? Then also, you guys have been able to, I guess it's focused on listing pricing already in kind of consumer, small business to reflect probably the higher cost of etc. But this will allow you to originate with a lower cost structure, but there’s the benefit of maybe being able to charge a higher price for speed versus having higher operating leverage. Do you anticipate giving some of that pricing back or how do you look at that piece of the equation?

Dennis Hudson: I think you nailed it. That's exactly the plan, everything you said. I think getting paid for speed, particularly for smaller dollar loans fulfilled more directly I think is really important. It provides real value to the customer and builds value throughout the whole customer value chain. So it's really an important part of what we're doing.

In terms of the timing, it will happen throughout the year, and I think our overall goal is to have all of it completed by the end of next year. And if we can move faster, we just might, although I’m getting some dirty looks in the room.

Michael Young: Okay. Thanks for all that color. I appreciate it, guys.

Dennis Hudson: Thanks, Michael.

Operator: Our next question is from Stephen Scouten from Sandler O'Neill.

Stephen Scouten: Hi guys, how are you doing today?

Dennis Hudson: Hi, Stephen.

Stephen Scouten: Question for you, obviously the deposit franchise holding up phenomenally and just showing a real strength there. I'm wondering in your modeling and as you think about your NIM guidance, how are you thinking about the noninterest bearing deposits and if we could see some remix away from noninterest bearing and back into CDs kind of more to a historical kind of percentage, or how you're thinking about that theoretical risk.

Dennis Hudson: I just want to say something. We are growing customers at a rate that supports the numbers that we've described. We are growing customers at a rate that allows us to confidently say we believe we can grow the overall deposit book 6%, and you see we’re over-indexing on that growth rate in DDA. And that is 100% due to the customer growth that we have and the lean into, which we talked about over the last several years, into doing a better job of growing a small business, which has been incredibly impactful.

When you look at the small business growth and customers that we've created over the last year, they've essentially funded themselves. So as we're growing new customers, particularly leaning into small business, we have many of those that bring just deposits and then we have others that bring deposits and loans. When you add it all together, it all, in an aggregate way, funds itself. Critically important in the environment we're going into and that’s where our focus is. That's where all the value creation is going to come, is in that kind of thinking in terms of the strategy that we have.

So included in everything I just said is any kind of mixing that begins to occur out of DDA. But that DDA book is core customers, it's not large, unusual types of customers that you're going to see that swing back and forth.

Stephen Scouten: Okay, very helpful. Thanks, Denny. Then maybe thinking about the technology investments you guys have made, can you remind me if any of the investments you’ve made have created proprietary products that could create any revenue opportunities? It’s obviously been phenomenal for your franchise and what it's done for your earnings potential, but I'm wondering if there's any kind of ancillary benefits on top of that.

Jeff Lee: Hi, Stephen, it’s Jeff Lee. Good to hear from you. Yes, we certainly looked at it, and we've had quite a bit of interest. Right now, though, we see so many opportunities within our own franchise to continue to leverage our technology and our analytics to fuel our associates to drive further growth. So we are weighing options, but I would tell you right now we see a lot of opportunities to continue to harvest what we have within our own customer base. So that's where our focus is.

Dennis Hudson: We're developing so many proof points on that, which has been so astounding, but as we find other ways to utilize this across the franchise and even into some of the back office areas, and in the risk areas we're already seeing that yield really good results, we talked a little bit about that earlier on the call. We just have so much more to do. We think that that’s where, frankly, the near term value is in this.

Stephen Scouten: Okay, fantastic. Then maybe just lastly from an M&A perspective, you guys have put up great organic growth and fueled that with some incremental M&A over the last couple years, but with the pullbacks we've seen in the market as a whole, and obviously your stock has faced that as well, how do you think about M&A and the ability to announce the deals from here with the value of your shares?

Dennis Hudson: We have been, and we will remain, focused on opportunities that provide real value for our shareholders. We're not going to give away our shareholders’ hard earned value, and so if we were to consider anything in this environment it would have to have the same payback, the same returns and most importantly, add to the customer franchise. We're not looking to dilute the tremendous value we've created here from the customer side, we're looking to accrete value. And that's been, and remains, one of the key areas that we focus on, is this new franchise going to add value from a customer standpoint over the long term?

All I can say about the stock price is it certainly is not going to make meeting those goals any easier to have the stock price where we are, and we'll just have to see how things play out. But I just want to make very clear that we're not going to step away from any of the metrics that we've used historically to create value for shareholders. Those are hardened and in place.

Stephen Scouten: Great. Thanks a lot, guys. I appreciate it.

Dennis Hudson: Thanks, Steve.

Operator: Our next question is from Steve Moss from B. Riley FBR.

Steve Moss: Good morning, guys. I just wanted to touch a little bit further on commercial real estate. I'm wondering, should we see that portfolio being roughly stable or growing like mid-single digits? Then the second thing, what are you guys seeing for commercial real estate yields these days?

Dennis Hudson: I think for overall growth, we have seen that most of our CRE growth has come through acquisitions. Most of the banks we've acquired have had great deposit franchises and a little bit more focus on CRE, for all the reasons we probably understand, so most of our growth in CRE has come through that. But we have had some, I think, single digit growth. Any comments, Chuck?

Chuck Cross: Yes. Steve, this is Chuck Cross. CRE is a very competitive market in Florida right now, and we're sticking to our guns on underwriting, and because of that we're not seeing great growth in our CRE loan portfolio. But we do have some good CRE investor customers that we stick with, and so we have some modest growth in that portfolio. As far as pricing in the Florida market, you're not going to get great pricing. But we get acceptable pricing and we stick to our guns on our pricing models.

Chuck Shaffer: Yes, and I'll just add to that, we have a risk adjusted pricing model. We use it on every deal. And if a deal doesn't hit our risk adjusted returns, we won't move the deal forward. So where pricing has gotten, and I think we've talked in the past, particularly into South Florida CRE pricing has been challenging, we’ve let deals go in that market and not competed, given the risk adjusted return. So we remain disciplined, and will remain disciplined as we move forward, both on credit and pricing. And that’s the way we look at the market.

Steve Moss: All right. Thank you very much.

Dennis Hudson: Thanks, Steve.

Operator: Our next question is from Christopher Marinac from FIG Partners.

Christopher Marinac: Thanks, guys. Good morning. Just one more question on the credit side that had to do with where classified trends would be. Would they nationally trend down for 9-30 just because you've taken the write-down of that one credit?

Dennis Hudson: David, do you want to take that one?

David Houdeshell: Yes. Our non-performing loans, assets would be pretty much flat if you take out the impact of that one unusual credit we’ve been speaking about for the last two quarters.

Dennis Hudson: Just to be clear, we did not write it down. We booked a provision. So we have an additional allowance against that loan, and so you would not expect to see that impact the level of substandard or non-accruals. I’d just point out that the non-performing loans actually remain kind of flat.

Chuck Shaffer: We see no deterioration at all, Chris. The portfolio quarter-over-quarter remained consistent.

Christopher Marinac: Right. So the small change that happened in CRE that already happened in the second quarter is old news, and you're moving on with this decision?

Chuck Shaffer: Correct. That's exactly the way to think about it.

Christopher Marinac: Okay, perfect. Then on other topics, with your guide on margins for the next quarter, how does that play out into the first half of next year. Is there still the ability to push margin slightly higher, even though you've got competition because you have the asset sensitivity pieces you outlined, plus you still have the leverage component? Is it just directionally okay for us to think of a slight uptick beyond Q4 in the margin?

Chuck Shaffer: Yes, I think if you think back to the way we’ve managed the balance sheet, we've been prudent in managing liquidity. We've been prudent in managing wholesale leverage. And that's now paying off for us. I think we’re uniquely positioned to manage the margin movement into next year. I think we’ll outperform other like-size banks in this manner.

But, yes, I think as you move into 2019, we do expect margin to continue to expand. Part of the expansion into Q4 is First Green and part of it is Seacoast, and we've modeled in three rate hikes into next year, one in March, one in June, and one in December, and we expect the margin to continue to expand into 2019.

Christopher Marinac: Very good. Thank you, guys. I appreciate all the background today.

Dennis Hudson: Thanks, Chris.

Operator: I’ll now turn the call back over to Mr. Hudson for closing remarks.

Dennis Hudson: Great. Well, I'd like to thank everybody for coming today. We've enjoyed the conversation, and we look forward to talking further in Q4.

Operator: Thank you. Ladies and gentlemen, that concludes today's conference. Thank you for participating, and you may now disconnect.